Exhibit 99.1

OxySure Systems (OXYS) Adds Jeremy M. Jones, Former Chairman & CEO
of Apria Healthcare as New Independent Director

FRISCO, Texas, and Irvine, California, March 26, 2013 (GLOBE NEWSWIRE) -- OxySure(R) Systems, Inc. (OXYS: OTCQB) ("OxySure," or the "Company"), a medical device innovator of life-saving, easy-to-use emergency oxygen solutions with its "oxygen from powder" technology, today announced that Mr. Jeremy M. (“Jerry”) Jones, former Chairman and CEO of Apria Healthcare has joined the Company as an independent director effective April 1, 2013.

Mr. Jones brings over 35 years of healthcare industry experience to the OxySure Board. Mr. Jones founded Homedco Group, Inc., a home healthcare services company, which he took public in 1991. Homedco merged into Apria Healthcare Group, Inc. (“Apria”) in 1995 and from 1995 through January 1998, Mr. Jones was Chief Executive Officer and Chairman of Apria, which became the largest homecare service provider in the nation under his leadership through merger, acquisitions and increased market dominance, and was sold to the Blackstone Group (NYSE: BX) for $1.7 billion in December 1998. Mr. Jones currently serves as Chairman of On Assignment, Inc. (NYSE: ASGN), a $1.3 billion leader in the healthcare and life sciences sectors focusing on in-demand, skilled medical and technical staffing. At On Assignment he also serves on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Mr. Jones also currently serves on the Board of CombiMatrix Corporation (Nasdaq: CBMX), and has invested in, and has served as Chairman of home health service companies, Byram Healthcare Centers Inc, and Lifecare Solutions, Inc, until their sale in 2008, and 2011 respectively.  He has also served on the Board of US Labs, Inc., acquired by Lab Corp in 2005, and Cardium Healthcare, acquired by CenCorp Health in 2006.

During his career he has successfully led healthcare industry coalition efforts to unify the industry's splintered message to legislators, and has served two terms as Chairman of the Health Industry Distributors Association (HIDA) and was a Board Member of the National Association of Medical Equipment Services and founding Chairman of the Home Oxygen Services Coalition. He received the Dr. Jonas Salk Memorial Mentor in Medicine Award from the March of Dimes, recognizing him for his proven medical achievements as well as support of wellness programs aimed at the prevention of birth defects.

"We are pleased to welcome Jerry to our Board,” said Julian Ross, CEO of OxySure. “As we pursue our goal of providing OxySure as a standard safety item for all homes and businesses worldwide, I am convinced that Jerry’s expansive medical and healthcare sector experience and product distribution knowedge, combined with his extensive network of industry associates will be invaluable to our Company.”

"I am delighted to join OxySure’s Board,” said Jerry Jones. “Throughout my entire professional career in the healthcare industry, I have always been a big supporter of breakthrough technologies that saves lives. After learning more about OxySure and spending extensive time with Julian and his team and seeing first hand the quality operation he has built, I am convinced I can contribute to the rapid growth of OxySure in the U.S. and internationally."

About OxySure Systems, Inc.

OxySure Systems, Inc. (OXYS) is a medical technology company that focuses on the design, manufacture and distribution of specialty respiratory and medical solutions. The company pioneered a safe and easy to use solution to produce medically pure (USP) oxygen from inert powders. The company owns numerous issued patents and patents pending on this technology which makes the provision of emergency oxygen safer, more accessible and easier to use than traditional oxygen provision systems. OxySure's products improve access to emergency oxygen that affects the survival, recovery and safety of individuals in several areas of need: (1) Public and private places and settings where medical emergencies can occur; (2) Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival; and (3) Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other "Immediately Dangerous to Life or Health" (IDLH) environments. www.OxySure.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that are not historical facts, including, without limitation, statements that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development, may be deemed to be forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. These statements are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Except as may be required under applicable law, we assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of OxySure Systems, Inc. can be found in the filings of OxySure Systems, Inc. with the U.S. Securities and Exchange Commission.

Contacts:

Investor Relations, US West: MZ North America Ted Haberfield, President Tel: +1-760-755-2716 Email: thaberfield@mzgroup.us Web: www.mzgroup.us	Investor Relations, US East: Barwicki Investor Relations Andrew Barwicki, President Tel: +1-516-662-9461 Email: andrew@barwicki.com

Media Relations: Chris Castaldo Tel: +1-516-656-0217 Email: chriscastaldo@aol.com